Exhibit 10.9

ACCO EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

(As Amended and Restated Effective October 1, 2002)

ACCO BRANDS, INC. (the “Company”) established the ACCO Executive Severance Plan effective as of September 1, 2000 (the “Plan”). The Plan was previously amended and is further amended and restated in its entirety effective as of October 1, 2002. The Plan is intended to provide severance benefits to certain executive employees of the Company, ACCO World Corporation, Boone International, Inc. and Day-Timers, Inc. (referred to collectively as the “Employers” and individually as an “Employer”). This Plan supersedes any other severance plan maintained by the Employers for executive employees.

SEVERANCE PLAN BENEFITS:

Coverage

All domestic (U.S.) full-time salaried employees of the Employer in salary grade 9 or above and who are terminated under the circumstances described in A, B or C below are covered by the Plan.

Eligibility

Employees in salary grade 9 or above are eligible for the severance pay set forth in the Plan in the event of:

A.	Involuntary separation from employment from the Employer for any reason other than resignation, retirement, death, disability, or cause; provided the employee remains employed until the date designated by the Employer as his or her termination date. The term “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined by the Employer to be “cause”.

B.	Voluntary separation from employment if, as a result of corporate restructuring, an employee’s job location has been relocated more than 35 miles from the employee’s former job location.

C.	Voluntary separation from employment due to a demotion of two or more salary grades or a decrease in salary of 25% or more. An employee will not be eligible for severance pay if he or she accepts the demotion or decrease in pay.

An employee is not eligible for severance pay if (i) the employee is offered a comparable position (as reasonably determined by the Employer) with the Employer, an affiliate of the Employer, or a successor employer as a result of a reorganization of the Employer or the sale of stock or assets of the Employer, and (ii) such position is located within a 35 mile radius of the employee’s former job location.

In addition, if an employee is offered and accepts another position with the Employer or any affiliate or business unit of Fortune Brands, Inc. prior to commencement of severance pay benefits, no severance pay will be provided.

Employees who terminate employment with an Employer under the circumstances described in A, B or C above may not be rehired by an Employer during the Severance Period. The term “Severance Period” means a period that begins on the employee’s date of termination and is equal to the number of weeks or months of severance pay that an employee is eligible to receive. In limited circumstances, the Vice President of Human Resources of ACCO Brands, Inc. may allow an exception to the restriction on rehiring by an Employer during the Severance Period. If an employee is rehired by the Employer or any affiliate or business unit of Fortune Brands, Inc. after severance pay benefits have been paid but during the Severance Period, the employee must repay a portion of the severance pay previously received. Such portion will be determined by multiplying the total severance benefits paid by a fraction, the numerator of which is the number of weeks remaining in the Severance Period as of the employee’s rehire date, and the denominator of which is the number of weeks in the entire Severance Period.

Amount of Severance Pay – General

The amount of severance pay provided for terminations in the ordinary course (i.e., not following a Change of Control) will be calculated by the following schedule:

Salary Grade	Amount of Severance
18 – 19	24 months of base salary plus two years of bonus

14 – 17	18 months of base salary plus one year of bonus

9 – 13	12 months of base salary plus one year of bonus

For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment and “bonus” shall be based on target bonus for the year of the employee’s termination.

Amount of Severance Pay – Change of Control

If any employee’s employment is terminated within 18 months following a Change of Control of the Employer, the General schedule regarding severance pay (above) will not apply and severance pay will be determined under this Change of Control Section. “Change of Control” means a Change of Control as defined in Attachment A to the Plan.

A.	Payment of severance pay under this Section will be provided if employment terminates under the conditions described in paragraphs A or B under Eligibility above and the employee’s termination follows a Change of Control. In addition, severance pay under this Section will be provided if an employee is demoted to a lower salary grade level following a Change of Control.

B.	Eligibility for the severance pay provided under this Section upon a Change of Control applies only to terminations of employment or demotions that occur within a period ending 18 months following the Change of Control of the Employer. After that 18-month period, this Section will not apply.

C.	The amount of severance pay provided for terminations following a Change of Control will be calculated based on the following schedule:

Salary Grade	Amount of Severance
18 – 19	36 months of base salary plus three years of bonus

14 – 17	24 months of base salary plus one year of bonus

9 – 13	18 months of base salary plus one year of bonus

For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment and “bonus” shall be based on the greater of (i) target bonus for the year of the employee’s termination, or (ii) the bonus that would be paid using the Employer’s most recent financial performance outlook report that is available as of the employee’s termination date.

Payment of Severance

Eligible separated employees will receive payment of severance in a single lump sum payment as soon as administratively practicable. Payment is subject to normal payroll taxes and required withholding, and deductions for applicable medical, dental and flexible spending account coverage, and may be reduced by any amounts the employee owes the Employer. If an employee dies after signing the separation letter and release and waiver of claims but before receipt of severance pay, payment will be made to the employee’s estate.

Benefit Coverage

Medical, dental and flexible spending account coverage will cease as of the last day of the month in which employment ends. Medical, dental and health care spending account coverage may then be continued pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Severance Period on the same terms and conditions and at the same contribution rates that apply to employees. Thereafter, such coverage will be at the standard COBRA rates. Severance payments will not be considered as pensionable earnings, and the period of time that severance payments are made will not count toward credited service and vesting service under the Employer’s pension plans. Payments under the Plan are not eligible for contributions to the Employer’s 401(k) plan. All other employee benefit plans terminate on the separated employee’s last day of work.

If during the Severance Period a former employee accepts employment with a new employer, any medical and dental benefits provided under the Employer’s plans at the employee contribution rates pursuant to the preceding paragraph will be discontinued when the former employee is eligible for coverage under the new employer’s plans. Coverage may be continued at standard COBRA rates only in accordance with the COBRA provisions of the Employer’s medical and dental plans. A former employee must notify the Human Resources Department in writing when he or she obtains coverage under a new employer’s plans.

Vacation

Employees will receive pay for all unused and accrued vacation for the year of termination as a part of their final regular pay. Payment will be made in conformance with prevailing state laws.

Other Company Payments

Notwithstanding any provision of this Plan to the contrary, the severance pay under this Plan shall be reduced by the severance benefits then payable to an employee under any other agreement, understanding, plan, policy, program or arrangement of the Employer or a subsidiary or affiliate of the Employer.

Employee Release

In no event will an employee be eligible for severance payment under this Plan until the employee signs a separation letter along with a release and waiver of claims in the form proposed by the Employer.

Administration

This Plan is administered by the Company (the “Plan Administrator”). The Plan Administrator may designate persons to carry out its responsibilities under this Plan. The Plan Administrator reserves absolute discretionary authority to determine all matters arising in connection with the administration, interpretation and application of this Severance Plan, including all questions of coverage, facts, eligibility and methods of providing and arranging for any benefits. Benefits will be paid under this Plan only if the Plan Administrator decides in its discretion that an individual is entitled to them.

Amendment and Termination

The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Employer and any employee. Except as provided in the following sentence, the Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time without prior notice to employees. Solely with respect to the provisions under “Amount of Severance Pay – Change of Control”, no amendment of such provisions will be effective until 18 months following the date a notice of such amendment is provided to employees of the Company.

Benefit Claim Process

The Employer will notify eligible employees of any amounts of severance benefits payable under this Plan. If an employee does not receive severance pay benefits within 60 days of his or her date of termination, he or she may assume that the Plan Administrator has determined that such employee is not eligible for severance pay benefits. If any employee believes that he or she has been denied severance pay benefits to which he or she may be entitled, the employee should submit a written claim for severance pay benefits to the Director, Compensation, Benefits and HRIS of the Company. The Director, Compensation, Benefits and HRIS of the Company has the full discretion of the Plan Administrator in deciding claims for benefits.

The Director, Compensation, Benefits and HRIS of the Company will notify the employee of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received (unless special circumstances required additional time for processing the claim). The notice will contain:

•	the specific reason(s) why the claim was denied;

•	the specific Plan provision(s) on which the denial was based;

•	a description of additional information required by the Company and the reasons why such information is needed;

•	the procedure for review of the denial.

Benefit Claim Appeal Process

If a claim is denied, the employee and/or his or her authorized representative may file a written appeal to the Salary Committee of the Company within 60 days of the date the notice of denial is received. The employee and/or his or her authorized representative may review Plan documents and other documents that affect the claim. The request for a review should state the reason(s) why the employee feels the claim was improperly denied. Additional data, questions or comments should also be submitted.

The Salary Committee will render a decision on the appeal within 60 days after receipt of a request for review unless special circumstances require an extension of time for review, in which case the time limit will not be later than 120 days after receipt. The decision will be in writing, will include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

OTHER TERMS

No Vesting

Neither the use of service time in calculating severance nor any other provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.

Merger/Acquisition

For purposes of this Plan, in no event does merger or acquisition of the Employer, or the purchase of a portion of the Employer, by or with another company constitute termination of employment with the Employer when employment continues with the merged, acquiring or purchasing company.

GENERAL INFORMATION

Plan Sponsor and Plan Administrator:	ACCO Brands, Inc.
300 Tower Parkway
Lincolnshire, IL 60069
(847) 541-9500

Funding

Severance pay provided under this Plan is payable solely from the general assets of the Employer.

ATTACHMENT A

A “Change of Control” of the Employer shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on February 28, 2000) other than Fortune Brands, Inc. (“Fortune”) or an entity controlled by Fortune is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 2000) of 20% or more of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Employer, and Fortune Brands, Inc. ceases to own at least 60% directly or indirectly of the Voting Securities, excluding, however (A) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Fortune or an entity (including the Employer) controlled by Fortune, or (B) any acquisition by an entity controlled by Fortune; (ii) the Employer shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Employer shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, Fortune shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including without limitation, a corporation that as a result of such transaction owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries); or (iii) the approval of a complete liquidation or dissolution of the Employer by its stockholder(s).